Filed Pursuant to Rule 424(b)(2)

Registration No. 333-226538

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)(2)
0.65% Debentures, Series 2020 A	$650,000,000	99.982%	$649,883,000	$70,902.24

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Consolidated Edison, Inc.’s Registration Statement on Form S-3ASR (No. 333-226538).

P R O S P E C T U S  S U P P L E M E N T

(To Prospectus dated August 2, 2018)

$650,000,000

Consolidated Edison, Inc.

0.65% Debentures, Series 2020 A due 2023

This is a public offering by Consolidated Edison, Inc. of $650,000,000 of Series 2020 A Debentures due December 1, 2023 (the “Debentures”). Interest on the Debentures is payable initially on June 1, 2021 and thereafter semi-annually on June 1 and December 1 in each year. We may redeem the Debentures at any time on or after December 1, 2021, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued interest on the principal amount being redeemed to, but not including, the redemption date. See “Description of Debentures—Redemption at Our Option.”

The Debentures will be unsecured obligations and rank equally with our other unsecured debt securities that are not subordinated obligations. The Debentures will be issued only in registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Investing in the Debentures involves risks. See “Risk Factors” on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Initial public offering price	99.982%	$649,883,000
Underwriting discount	0.350%	$2,275,000
Proceeds, before expenses, to Consolidated Edison, Inc.	99.632%	$647,608,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Debentures will accrue from December 3, 2020 and must be paid by the purchaser if the Debentures are delivered after December 3, 2020.

The underwriters expect to deliver the Debentures to purchasers through The Depository Trust Company for the account of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about December 3, 2020.

Joint Book-Running Managers

BofA Securities		Mizuho Securities
KeyBanc Capital Markets	MUFG	SMBC Nikko

November 30, 2020

IN THIS PROSPECTUS SUPPLEMENT, THE “COMPANY,” “CON EDISON,” “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON, INC. IN ADDITION, WE REFER TO THE 0.65% DEBENTURES, SERIES 2020 A DUE DECEMBER 1, 2023 AS THE “DEBENTURES.”

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Debentures subject to the offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Debentures subject to the offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus (together, the “prospectus”) and in any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, results of operations and cash flows may have changed since those dates.

Prospectus Supplement

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows the “incorporation by reference” herein of the information we file with the Commission. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supersede this information.

We are incorporating by reference herein the following Con Edison documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020;

•

Current Reports on Form 8-K, dated March 26, 2020, April 6, 2020, May 11, 2020, May 18, 2020, June 26, 2020, August 19, 2020, September 17, 2020, November 4, 2020, November 9, 2020 and November 19, 2020; and

•

Definitive Proxy Statement Schedule 14A, filed with the Commission on April 6, 2020 (portions thereof incorporated by reference in Part III of the Annual Report on Form 10-K for the year ended December 31, 2019).

We are also incorporating by reference in this prospectus supplement and the accompanying prospectus any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) until the termination of the offering of the securities.

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict, that are often beyond our control and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus (see “Incorporation by Reference,” above), and could include additional uncertainties not presently known to us or that we currently do not consider to be material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in the prospectus.

Our debt, including the Debentures, is effectively subordinated to the debt of our subsidiaries.

Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of September 30, 2020, our subsidiaries had outstanding approximately $19.7 billion of long-term debt, including the portion of long-term debt due within one year. The Indenture does not restrict our or our subsidiaries’ ability to incur additional indebtedness.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Commission, including but not limited to:

•	its subsidiaries are extensively regulated and are subject to penalties;

•	its utility subsidiaries’ rate plans may not provide a reasonable return;

•	it may be adversely affected by changes to the utility subsidiaries’ rate plans;

•	the failure of, or damage to, its subsidiaries’ facilities could adversely affect it;

•	a cyber-attack could adversely affect it;

•	the failure of processes and systems and the performance of employees and contractors could adversely affect it;

•	it is exposed to risks from the environmental consequences of its subsidiaries’ operations, including increased costs related to climate change;

•	a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it;

•	it has substantial unfunded pension and other postretirement benefit liabilities;

•	its ability to pay dividends or interest depends on dividends from its subsidiaries;

•	it requires access to capital markets to satisfy funding requirements;

•	changes to tax laws could adversely affect it;

•	its strategies may not be effective to address changes in the external business environment;

•	it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; and

•	it also faces other risks that are beyond its control.

Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CON EDISON

Con Edison, incorporated in New York State in 1997, is a holding company that owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc. (“CECONY”), Orange and Rockland Utilities, Inc. (“O&R”), Con Edison Clean Energy Businesses, Inc. and Con Edison Transmission, Inc. Our principal executive offices are located at 4 Irving Place, New York, New York 10003, and our telephone number is (212) 460-4600.

Con Edison seeks to provide shareholder value through continued dividend growth, supported by earnings growth in regulated utilities and contracted assets. The company invests to provide reliable, resilient, safe and clean energy critical for New York City’s growing economy. The company is an industry-leading owner and operator of contracted, large-scale solar generation in the United States. Con Edison is a responsible neighbor, helping the communities it serves become more sustainable.

CECONY

CECONY provides electric service to approximately 3.5 million customers in all of New York City (except a part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. CECONY delivers gas to approximately 1.1 million customers in Manhattan, the Bronx, parts of Queens and most of Westchester County. CECONY operates the largest steam distribution system in the United States by producing and delivering approximately 17,313 million pounds of steam annually to approximately 1,576 customers in parts of Manhattan.

O&R

O&R and its utility subsidiary, Rockland Electric Company, provide electric service to approximately 0.3 million customers in southeastern New York and northern New Jersey, an approximately 1,300 square mile service area. O&R delivers gas to over 0.1 million customers in southeastern New York.

Clean Energy Businesses

Con Edison Clean Energy Businesses, Inc., through its wholly-owned subsidiaries Consolidated Edison Development, Inc., Consolidated Edison Energy, Inc. and Consolidated Edison Solutions, Inc., develops, owns and operates renewable and energy infrastructure projects and provides energy-related projects and services to wholesale and retail customers.

Con Edison Transmission

Con Edison Transmission, Inc. invests in electric and gas transmission projects through its wholly-owned subsidiaries, Consolidated Edison Transmission, LLC (“CET Electric”) and Con Edison Gas Pipeline and Storage, LLC (“CET Gas”). CET Electric owns a 45.7 percent interest in New York Transco LLC, which owns and has been selected to build additional electric transmission assets in New York. CET Gas owns, through subsidiaries, a 50 percent interest in Stagecoach Gas Services, LLC, a joint venture that owns and operates an existing gas pipeline and storage business located in northern Pennsylvania and southern New York. Also, CET Gas and CECONY own 71.2 percent and 28.8 percent interests, respectively, in Honeoye Storage Corporation, which owns and operates a gas storage facility in upstate New York. In addition, CET Gas owns an 11.8 percent interest (that is expected to be reduced to below 10 percent based on the current project cost estimate and CET Gas’ capping of its cash contributions to the joint venture) in Mountain Valley Pipeline LLC, a joint venture developing a proposed 300-mile gas transmission project in West Virginia and Virginia.

USE OF PROCEEDS

Net proceeds received by us from the sale of the Debentures, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $646.1 million. We anticipate using such net proceeds to repay a portion of our existing $820 million variable rate term loan that matures on March 29, 2021 (the “Term Loan”), of which $820 million was outstanding at September 30, 2020. At September 30, 2020, the weighted average annualized rate for the Term Loan was 1.66%. The proceeds from the borrowings under the Term Loan were used for general corporate purposes, including repayment of short-term debt bearing interest at variable rates.

DESCRIPTION OF DEBENTURES

General

The Debentures are a new series of debt securities. The Debentures will be issued in an initial aggregate principal amount of $650,000,000. We may at any time, without the consent of the holders of the Debentures, issue additional Debentures that will be part of the same series of debt securities as, rank equally and ratably with, and have the same interest rate, maturity and other terms (except for the issue date, the issue price and, if applicable, the initial interest accrual date and first interest payment date) as, the Debentures being offered hereby. If any such additional Debentures are not fungible for U.S. federal income tax purposes with the Debentures being offered hereby, such additional Debentures will be issued under a different CUSIP number than the Debentures offered hereby.

The Debentures will mature on December 1, 2023. We may redeem the Debentures as set forth below. Additional information describing the Debentures and the Indenture under which they are to be issued is included in “Description of Debt Securities” in the accompanying prospectus.

Interest

We will pay interest on the Debentures at the rate per annum stated on the first page of this prospectus supplement. Interest on the Debentures will accrue from December 3, 2020 or from the most recent interest payment date to which interest has been paid. Interest on the Debentures is payable initially on June 1, 2021 and thereafter semi-annually on June 1 and December 1 each year to holders of record at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Debentures remain in book-entry form or (ii) the fifteenth day, whether or not such day is a business day, of the calendar month next preceding such interest payment date if any of the Debentures do not remain in book-entry form, in each case, except as otherwise provided in the Indenture.

Redemption at Our Option

We may redeem the Debentures at any time on or after December 1, 2021, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued interest on the principal amount being redeemed to, but not including, the redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Debentures to be redeemed.

Unless we default in payment of the redemption price, on or after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Book-Entry Only

The Depository Trust Company (the “Depositary”), New York, New York, will act as securities depository for the Debentures. The Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee) or such other name as may be requested by an authorized representative of the Depositary. One or more fully-registered global certificates (each a “Global Security”) will be issued for the Debentures, in the aggregate principal amount of the Debentures, and will be deposited with the Trustee on behalf of the Depositary.

Investors may elect to hold interests in a Global Security through either the Depositary in the United States or Clearstream Banking, S.A. (“Clearstream”) or the Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear System”) in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended.

The Depositary holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary’s Rules applicable to its participants are on file with the Commission. More information about the Depositary can be found at www.dtcc.com, but this information is not incorporated herein by reference.

Purchases of the Debentures under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Debentures on the Depositary’s records. The ownership interest of each actual purchaser of each Debenture, or beneficial owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

To facilitate subsequent transfers, all Debentures deposited by Direct Participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of the Depositary. The deposit of the Debentures with the Depositary and their registration in the name of Cede & Co. or such other Depositary nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Debentures; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to its Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to the Depositary. If less than all of the Debentures are being redeemed, the Depositary’s practice is to determine by lot the amount of each Direct Participant’s interest in the issue to be redeemed.

Neither the Depositary nor Cede & Co. (nor any other Depositary nominee) will consent or vote with respect to the Debentures unless authorized by a Direct Participant in accordance with the Depositary’s applicable procedures. Under its usual procedures, the Depositary mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments on the Debentures will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detailed information from the Company, the Trustee or any paying agent or the registrar for the Debentures, on the payable date in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not of the Depositary or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Company, disbursement of such payments to Direct Participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company, the Company will issue Debentures in definitive form in exchange for each Global Security representing such Debentures. In such event, an owner of a beneficial interest in such Global Security will be entitled to physical delivery in definitive form of Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The information in this section concerning the Depositary and the Depositary’s book-entry has been obtained from sources that the Company believes to be reliable, but none of the Company or the underwriters take any responsibility for the accuracy thereof.

Global Clearance and Settlement Procedures

Initial settlement for the Debentures will be made in immediately available funds. Secondary market trading between the Depositary participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear System participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream participants or Euroclear System participants on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Debentures received in Clearstream or the Euroclear System as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Debentures settled during such processing will be reported to the relevant Euroclear System participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear System as a result of sales of the Debentures by or through a Clearstream participant or a Euroclear System participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Debentures among participants of the Depositary, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following, subject to the limitations set forth below, describes the material U.S. federal income tax considerations of ownership and disposition of the Debentures. This discussion applies only to Debentures held as capital assets (generally, assets held for investment) by those initial holders who purchase Debentures at their “issue price,” which will equal the first price at which a substantial amount of the Debentures is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market method of accounting, certain former citizens or long-term residents of the United States, persons holding Debentures as part of a straddle, hedge or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, pass-through entities, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or persons subject to the alternative minimum tax or the Medicare tax imposed on certain net investment income. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Debentures, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in Debentures are urged to consult their tax advisers as to the particular U.S. federal income tax consequences to them of holding and disposing of the Debentures. Further, this discussion does not address the U.S. federal estate and gift tax or the state, local and foreign tax consequences of holding and disposing of the Debentures.

Prospective investors are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, or any applicable income tax treaties.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of Debentures that is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of section 7701(a)(30) of the Code can control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Payments of Interest

Stated interest paid on Debentures generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, as anticipated, the Debentures are sold in this offering at par, or at a de minimis discount from par, then the Debentures will not bear original issue discount for U.S. federal income tax purposes. For this purpose, discount is considered de minimis if it is less than 0.25% of the stated redemption price at maturity of the Debentures (generally, their principal amount) multiplied by the number of complete years to maturity from their original issue date.

Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures

Upon the sale, exchange, retirement or other taxable disposition of Debentures, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition and the U.S. Holder’s tax basis in the Debentures at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for Debentures. However, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as described above in “Payments of Interest”, to the extent not previously included in income by the U.S. Holder. A U.S. Holder’s tax basis in Debentures generally will equal the cost of the Debentures to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other disposition of Debentures generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or disposition Debentures have been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns generally will be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the Debentures and the proceeds from a sale or other disposition of the Debentures. A U.S. Holder generally will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of Debentures that is an individual, corporation, estate or trust that is not a U.S. Holder (as defined above).

Payments of Interest

Subject to the discussions below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, backup withholding and the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” payments of interest on the Debentures by the Company or any applicable withholding agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided, among other things, that: (a) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (b) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and (c) the Non-U.S. Holder either (x) certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the Debentures through certain foreign intermediaries and satisfies the certification requirements of the applicable Treasury regulations.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the Debentures. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Debentures is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures

Subject to the discussion below of backup withholding, a Non-U.S. Holder of Debentures generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of Debentures, unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise; or

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-U.S. Holder described in (i) above, you generally will be subject to tax as described below in “—U.S. Trade or Business”. If you are a Non-U.S. Holder described in (ii) above, you generally will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, exchange, retirement or other taxable disposition, which may be offset by certain U.S. source capital losses.

U.S. Trade or Business

If a Non-U.S. Holder of Debentures is engaged in a trade or business in the United States and if income or gain on Debentures is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax on interest discussed above, generally will be taxed on such income or gain in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. The Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. In addition to regular U.S. federal income tax, Non-U.S. Holders that are corporations may be subject to a U.S. branch profits tax on their effectively connected earnings and profits, subject to adjustments, at a 30% rate (or a lower treaty rate, if any). Non-U.S. Holders engaged in a trade or business in the United States should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of Debentures.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments of interest on the Debentures. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Debentures, and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the Debentures or on the proceeds from a sale or other disposition of the Debentures. Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

FATCA

FATCA, when applicable, will impose a U.S. federal withholding tax of 30% on certain types of U.S. source payments, including payments of interest on debt obligations such as the Debentures made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders or (ii) certain “non-financial foreign entities” unless they certify that they do not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN-E). In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify these rules.

You are urged to consult your own tax advisers regarding FATCA and the application of these requirements to your investment in the Debentures.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc. and Mizuho Securities USA LLC are acting as joint book-running managers of the offering and as representatives (the “representatives”) of the underwriters named below (the “underwriters”). Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters, we have agreed to sell the Debentures to the underwriters, and the underwriters have severally agreed to purchase the Debentures, in the respective principal amounts of the Debentures set forth after their names below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Debentures if any are purchased.

Underwriters	Principal Amount of Debentures
BofA Securities, Inc.	$169,000,000
Mizuho Securities USA LLC	169,000,000
KeyBanc Capital Markets Inc.	104,000,000
MUFG Securities Americas Inc.	104,000,000
SMBC Nikko Securities America, Inc.	104,000,000

Total	$650,000,000

The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised the Company that they propose to offer the Debentures directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and may offer the Debentures to certain securities dealers at such price less a concession not to exceed 0.200% of the principal amount of the Debentures. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.150% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

The Debentures are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Debentures on any securities exchange or for quotation of the Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Debentures after completion of this offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Debentures or that an active public trading market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of Debentures than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of Debentures while this offering is in progress.

The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased Debentures sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The Company expects to have an estimated $1,500,000 of expenses (excluding the underwriting discount) in connection with this offering.

Settlement

It is expected that delivery of the Debentures will be made against payment for the Debentures on or about the date specified on the cover page of this prospectus, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Debentures who wish to trade the Debentures on the date of this prospectus supplement will be required, by virtue of the fact that the Debentures initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Debentures on the date of this prospectus supplement should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, the underwriters and/or their respective affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

The underwriters or their affiliates have a lending relationship with us. In particular, certain affiliates of the underwriters participate in our revolving credit arrangements and the Term Loan.

If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Debentures offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain affiliates of the underwriters are lenders under the Term Loan that we anticipate repaying using the net proceeds received by us from the sale of the Debentures. See “Use of Proceeds,” above. We understand that if an underwriter or its affiliates were to receive 5% or more of the net proceeds, such underwriter would be required to conduct its distribution of the Debentures in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc.

NOTICES TO INVESTORS

No Public Offering Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the Debentures offered by this prospectus in any jurisdiction where action for that purpose is required. The Debentures offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Debentures be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Debentures offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of the Debentures in any member state of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Debentures. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Each person in a member state of the EEA or in the United Kingdom to whom any offer of Debentures is made or who receives any communication in respect of, or who initially acquires any Debentures under, the offers to the public contemplated in this prospectus supplement, or to whom the Debentures are otherwise made available will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it and any person on whose behalf it acquires Debentures as a financial intermediary, as that term is defined in Article 3(2) of the Prospectus Regulation, is: (i) a “qualified investor” within the meaning of the law in that member state implementing Article 2(1)(e) of the Prospectus Regulation; and (ii) not a “retail investor” as defined above.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Japan

The Debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the account or benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Debentures may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Debentures without disclosure to investors under Chapter 6D of the Corporations Act.

The Debentures applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Debentures must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The Debentures may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Taiwan

The Debentures have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Debentures in Taiwan.

LEGAL MATTERS

The validity of the Debentures and certain other related legal matters will be passed upon for Con Edison by Deneen Donnley, Esq., Senior Vice President and General Counsel of Con Edison, and by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with the Debentures will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. Hunton Andrews Kurth LLP has from time to time performed and may perform legal services for affiliates of Con Edison.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Consolidated Edison, Inc.

Debt Securities

Common Shares ($.10 par value)

We may offer and sell from time to time our unsecured debt securities (“Debt Securities”) and common shares ($.10 par value) (“Common Shares”). Our Common Shares are listed on the New York Stock Exchange under the symbol “ED”.

We will establish the specific price and terms of the Debt Securities and the Common Shares we will offer (collectively, the “Securities”) and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our Securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplement before you invest in the Securities.

Investing in the Securities involves risks. See “Risk Factors” on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell the Securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of Securities. If any agents, dealers or underwriters are involved in the sale of any Securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of Securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is August 2, 2018.

IN THIS PROSPECTUS, THE “COMPANY,” “CON EDISON,” “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON, INC.

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RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict, that are often beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus (see “Incorporation by Reference,” below), and could include additional uncertainties not presently known to us or that we currently do not consider to be material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement for the Securities that we have filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. We may use this prospectus to offer and sell from time to time any of the Securities in one or more offerings. This prospectus provides you with a general description of the Securities. Each time we offer Securities, we will file with the Commission a supplement to this prospectus that will describe the specific terms of that offering. The specific terms of the offered Securities may vary from the general terms of the Securities described in this prospectus, and accordingly the description of the Securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered Securities contained in the applicable prospectus supplement. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

This prospectus and any accompanying prospectus supplement contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with such additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference therein and in any related written communication that we provide or authorize is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission and these filings are publicly available through the Commission’s website (http://www.sec.gov). You may read and copy materials that we have filed with the Commission at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference,” below), is part of a registration statement on Form S-3 we have filed with the Commission relating to the Securities. As permitted by the Commission’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and the Securities.

The registration statement, exhibits and schedules are also available at the Commission’s public reference room or through its Internet website.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-3192). The filings are also available through the “For Investors” section of our website: www.conedison.com. The information on our website is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus information we file with them. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information.

We are incorporating by reference into this prospectus the following Con Edison documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018; and

•	Current Reports on Form 8-K, dated January 8, 2018, January 17, 2018, May 7, 2018, May 21, 2018, June 20, 2018 and June 21, 2018.

We are also incorporating by reference into this prospectus any additional documents that we subsequently file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) prior to the termination of the offering of the Securities covered by the applicable prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any accompanying prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CON EDISON

Con Edison is a holding company that operates only through its subsidiaries. We were incorporated in New York State in 1997.

Our principal business operations are those of Consolidated Edison Company of New York, Inc., Orange and Rockland Utilities, Inc., Con Edison Clean Energy Businesses, Inc. and Con Edison Transmission, Inc.

Consolidated Edison Company of New York, Inc. provides electric service in all of New York City (except a part of Queens) and most of Westchester County, an approximate 660 square mile service area with a population of more than nine million. Consolidated Edison Company of New York, Inc. also provides gas service in Manhattan, the Bronx, parts of Queens and most of Westchester County, and steam service in parts of Manhattan.

Orange & Rockland Utilities, Inc., along with its regulated utility subsidiary, delivers electricity and natural gas to customers primarily located in southeastern New York State and northern New Jersey.

Con Edison Clean Energy Businesses, Inc., through its subsidiaries, develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers.

Con Edison Transmission, Inc., through its subsidiaries, invests in electric and gas transmission projects.

Con Edison is a holding company that operates only through its subsidiaries and has no material assets other than its interests in its subsidiaries. Our ability to pay interest on the Debt Securities and dividends on the Common Shares is dependent on our receipt of dividends from these subsidiaries or proceeds from the sale by us of additional securities or assets. Our utility companies are subject to certain restrictions on the dividends that they may pay to us, as discussed in the notes to our consolidated financial statements in our most recent Annual Report on Form 10-K.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using the net proceeds received by us from the sale of the Securities for general corporate purposes, including, among others, investment by us in our subsidiaries, repayment of our short-term debt and repurchase, retirement or refinancing of our other debt securities. We may temporarily invest net proceeds prior to their use.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and for the most recent year-to-date quarter-end period are included in the management’s discussion and analysis of financial condition and results of operations section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which are incorporated by reference in this prospectus.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities are expected to be issued under an indenture, dated as of April 1, 2002, between Con Edison and The Bank of New York Mellon (formerly known as The Bank of New York (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))), as Trustee (“Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of August 1, 2009 (such Indenture, as amended and supplemented, is herein referred to as the “Indenture”), copies of which are included as exhibits to the registration statement of which this prospectus is a part.

The Debt Securities to be issued under the Indenture will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the other unsecured debt securities of Con Edison issued under the Indenture that are not subordinated obligations of Con Edison (“Subordinated Securities”); provided, however, that if so provided in the prospectus supplement relating to a series of Debt Securities, the Debt Securities will be Subordinated Securities.

There is no requirement that future issues of Debt Securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities, in connection with future issues of such other Debt Securities. Any such other indenture or documentation would be described in a prospectus supplement or in a revision to this prospectus.

The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see “Consolidation, Merger and Sale” below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate.

The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

General: The Indenture provides that the Debt Securities offered and other unsecured debt securities of Con Edison issued under the Indenture, without limitation as to aggregate principal amount (collectively the “Indenture Securities”), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

Reference is made to the prospectus supplement relating to the Debt Securities offered for any of the following terms not provided herein:

(1)	the title of the Debt Securities;

(2)	the aggregate principal amount of the Debt Securities;

(3)	the percentage of the principal amount representing the price for which the Debt Securities shall be issued;

(4)	the date or dates on which the principal of, and premium, if any, on the Debt Securities shall be payable;

(5)	the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

(6)

if the amount of payments of the principal of, premium, if any, or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

(7)

the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor and the basis for the computation of interest, if other than a 360-day year consisting of twelve 30-day months;

(8)	the place or places where the principal of, and premium, if any, and interest, if any, on the Debt Securities shall be payable;

(9)

the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of Con Edison;

(10)

the obligation, if any, of Con Edison to redeem, purchase or repay the Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities shall be redeemed, purchased or repaid pursuant to such obligation;

(11)	whether the Debt Securities shall be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

(12)	if other than $1,000 or an integral multiple thereof, the denominations in which the Debt Securities shall be issued;

(13)	if other than the principal amount thereof, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of the maturity of the Debt Securities;

(14)	any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the Debt Securities;

(15)

the provisions, if any, relating to the defeasance of Debt Securities of a series prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see “Satisfaction and Discharge of Indenture; Defeasance”);

(16)	the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;

(17)	the provisions, if any, relating to the subordination of the Debt Securities pursuant to Article 14 of the Indenture (see “Subordination”); and

(18)

any other terms of the Debt Securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

The terms of a series of Indenture Securities shall be established by or pursuant to a resolution of Con Edison’s Board of Directors or any duly authorized committee thereof, and set forth in an Officers’ Certificate, or established in a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to “reopen” a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see “Global Securities”). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (defined below) to the extent set forth in the next paragraph. (Section 14.01)

In the event (a) of any distribution of assets of Con Edison in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see “Consolidation, Merger and Sale”), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness (or, in the circumstances described in the foregoing clause (b), all Senior Indebtedness due and payable by reason of such an event of default) receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 14.02)

Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 14.03)

“Senior Indebtedness” means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. Senior Indebtedness does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 14.01)

The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of June 30, 2018, $17.9 billion of Senior Indebtedness was outstanding, not including as “Senior Indebtedness” $2 billion of guarantees by Con Edison of certain obligations of its subsidiaries.

Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person’s beneficial interest in the Global Security.

Payments and Paying Agents: Unless otherwise indicated in the prospectus supplement, payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York Mellon, Corporate Trust Division, 111 Sanders Creek Parkway, East Syracuse, NY 13057. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York Mellon, or by a check mailed to each holder of an Indenture Security at such holder’s registered address.

All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale: The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its properties as an entirety or substantially as an entirety to any person, provided that: (i) the successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the successor assumes Con Edison’s obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see “Default and Certain Rights on Default”) and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

Modification of the Indenture: The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to execute supplemental indentures to, among other things, establish the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures and to add to the conditions, limitations or restrictions to be observed by Con Edison and to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained therein or to make such other provisions in regard to matters or questions arising under the Indenture as shall not be inconsistent with the provisions of the Indenture and shall not adversely affect the interests of the holders of the Indenture Securities. The Indenture also contains provisions permitting Con Edison and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

(i)	failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

(ii)	failure to pay principal or premium, if any, when due on any Indenture Security of such series;

(iii)

failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

(iv)	certain events of bankruptcy, insolvency or reorganization; and

(v)	any other Event of Default as may be specified for such series. (Section 6.01)

The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder. Notwithstanding any other provision of the Indenture, however, the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder’s Indenture Securities when due shall not be impaired. (Section 6.04)

The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) as to which it has received written notice within 90 days after the occurrence thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

Con Edison is required to deliver to the Trustee each year an Officers’ Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture and no implied covenants or obligations shall be read into the Indenture against the Trustee. During the existence of any Event of Default with respect to the Indenture Securities of any series, the

Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

The Bank of New York Mellon, which is the Trustee under the Indenture, is a participating bank under Con Edison’s revolving credit agreement and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison in the normal course of business.

Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be satisfied and discharged upon delivery of all outstanding Indenture Securities for cancellation or if all other Indenture Securities are to be paid within one year, at maturity or upon redemption, upon deposit with the Trustee of amounts sufficient for such payment and all other sums due under the Indenture. (Section 12.01) In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Section 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such defeasance of the Indenture with respect to such series.

Reports Furnished Securityholders: Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

DESCRIPTION OF COMMON SHARES

Con Edison’s authorized capital stock consists of 500,000,000 Common Shares ($0.10 par value per share), of which 311,102,989 shares were issued and outstanding as of July 31, 2018, and 6,000,000 preferred shares ($1.00 par value per share) (“Preferred Shares”), of which no shares have been issued. Con Edison’s Board of Directors is authorized from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of such series and the designations, relative rights, preferences and limitations (including dividend, liquidation and voting rights, preferences and limitations) of such series to the full extent permitted by the law of the State of New York, except that holders of the Preferred Shares shall not be entitled to more than one vote for each Preferred Share held. The Preferred Shares will have no voting rights, except as so fixed or as required by applicable law.

The following description of the Common Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to Con Edison’s Restated Certificate of Incorporation.

Dividends. Subject to any prior rights of Preferred Shares (if any should become outstanding), Common Shares are entitled to dividends when, as and if declared by Con Edison’s Board of Directors, and Con Edison may purchase or otherwise acquire outstanding Common Shares out of funds legally available therefor.

Liquidation Rights. Subject to any prior rights of Preferred Shares (if any should become outstanding), upon liquidation of Con Edison, any remaining net assets of Con Edison are distributable pro rata to the holders of Common Shares.

Voting Rights. Holders of Common Shares are entitled to one vote for each share. There are no cumulative voting rights. Holders of Preferred Shares shall have no voting rights unless, in connection with the issuance of Preferred Shares, Con Edison’s Board of Directors provides voting rights (in which event the voting rights shall not be more than one vote for each Preferred Share held) or unless otherwise required by law.

No Preemptive Rights. Holders of the Common Shares are not entitled to preemptive rights.

Transfer Agent and Registrar. The transfer agent and registrar for the Common Shares is Computershare, P.O. Box 30170, College Station, TX 77842-3170.

Certain provisions of Con Edison’s Restated Certificate of Incorporation and by-laws and New York law may have the effect of encouraging persons considering unsolicited tender offers or unilateral takeover proposals for Con Edison to negotiate with the Board of Directors and could thereby have an effect of delaying, deferring or preventing a change in control of Con Edison. These provisions include:

Authorized But Unissued Shares. As of July 31, 2018, 165,686,311 Common Shares and 6,000,000 Preferred Shares were authorized but unissued and 23,210,700 Common Shares were held by Con Edison or Consolidated Edison Company of New York, Inc. as treasury shares. Such shares could be issued without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction. In this regard, Con Edison’s Restated Certificate of Incorporation grants the Board of Directors broad corporate power to establish the rights and preferences of preferred stock, one or more classes or series of which could be issued which would entitle holders to exercise rights which could have the effect of impeding a takeover, including rights to convert or exchange the stock into Common Shares or other securities or to demand redemption of the stock at a specified price under prescribed circumstances related to a change of control.

Advance Notice By-law. Under Con Edison’s by-laws, written notice of any proposal to be presented by any shareholder or any person to be nominated by any shareholder for election as a director must be received by Con Edison’s Secretary at Con Edison’s principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, such notice shall be received by the Secretary no more than ten days following the date Con Edison publicly announces the date of the applicable annual meeting.

Section 912. Con Edison is subject to Section 912 of the New York Business Corporation Law. Accordingly, Con Edison may not engage in a business combination, such as a merger, consolidation, recapitalization, asset sale or disposition of stock, with any “interested shareholder” for a period of five years from the date that the interested shareholder first became an interested shareholder unless:

•

the business combination, or the acquisition of stock that resulted in the interested shareholder first becoming an interested shareholder, was approved by Con Edison’s Board of Directors prior to the interested shareholder becoming an interested shareholder;

•

the business combination is approved by the disinterested shareholders at a meeting of Con Edison’s shareholders called no earlier than five years after the date that the interested shareholder first became an interested shareholder; or

•	the business combination meets certain “fair price” valuation requirements.

An “interested shareholder” is any person that is the beneficial owner of 20% or more of the outstanding voting stock of Con Edison or is an affiliate or associate of Con Edison that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock of Con Edison.

PLAN OF DISTRIBUTION

We may offer the Securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these or other methods of sale. Our Securities may also be offered in connection with forward sale agreements. We will identify the specific plan of distribution in a prospectus supplement, including: (1) the identity of any underwriters, dealers, agents or direct purchasers and the amount of the Securities underwritten or purchased by them and their compensation; (2) the initial offering price of the Securities and the proceeds that we will receive from the sale of the Securities; and (3) any securities exchange on which the Securities will be listed.

It is anticipated that any underwriting agreement pertaining to any Securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such Securities if any are purchased. The underwriters or affiliated companies may engage in transactions with, or perform services for, Con Edison and its affiliates in the ordinary course of business.

In connection with an offering made hereby, any underwriter may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the Securities, and short positions created by the underwriters involve the sale by the underwriters of more Securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by the underwriters if such Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The anticipated date of delivery of the Securities will be as set forth in the prospectus supplement relating to the offering of the Securities.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the Securities and certain other related legal matters will be passed upon for Con Edison by Elizabeth D. Moore, Esq., Senior Vice President and General Counsel of Con Edison, and by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with the Securities will be passed upon for any underwriters by Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166. Hunton Andrews Kurth LLP from time to time has performed and may perform legal services for affiliates of Con Edison.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.